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Press Releases

Press Release

Wind Works Power Corp. Signs Agreement to Sell 50MW of Wind Energy Projects in Ontario

March 3, 2011

OTTAWA, ONTARIO--(MARKET WIRE)—March 3, 2011 – Wind Works Power Corp. (OTC BB:WWPW.OB - News)(Frankfurt:R5E1.F - News)(WKN: A0RPM2) is pleased to announce it has signed a Purchase and Sale Agreement with Premier Renewable Energy Ltd. (PRE) to sell 5 wind energy projects in Ontario totaling 50 megawatts (MW). The closing of the sale is subject to certain conditions, including the approval of the Ontario Power Authority (ldquo;OPArdquo;).

The 5 projects (“Projects”), each totaling 10MW, are: Clean Breeze, Cloudy Ridge, Settlers Landing, Snowy Ridge, and Grey Highlands. All 5 projects were awarded power contracts under the OPA Feed-in Tariff program in April 2010 where Wind Works was awarded power contracts totaling 80MW.

Terms of the agreement provide for PRE assuming all costs to develop, construct, and operate the Projects. Total investment is approximately $150 Million, and once built the Projects will provide enough clean energy to power the equivalent of approximately 12,500 homes every year.

Transaction highlights include

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A payment equal to $105,000 per megawatt (“MW”) of the Project’s final constructed nameplate capacity; payable as follows:

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$1 Million Deposit (received February 28, 2011);

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50% (including the Deposit) at closing; and

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50% once government permits for construction are obtained

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A Royalty equal to 2.5% of the Projects’ Gross Annual Revenue;

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A Success Fee equal to $30,000 per MW of the Project’s final constructed nameplate capacity if the Net Capacity Factor (ldquo;NCFrdquo;) is higher than 30%;

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A Performance Royalty, payable if the Projects’ cumulative NCF exceeds 30%, equal to 50% of the annual revenue directly attributable to the NCF exceeding 30%; and

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Payment of Development expenses of approx. $1 Million

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PRE will make payment for Interconnection Deposits totaling approximately $5 Million for the Projects.

“We are very excited to be working with Premier Renewable given their expertise, and strong track record of success in the wind industry, commented Dr. Ingo Stuckmann, CEO and director of Wind Works.” We will use the funds from this sale to continue development of our pipeline of projects in Ontario, Germany, and the United States. It is our objective to sell projects at their maximum point of leverage for a gain, while retaining a royalty interest in these projects in order to provide a steady revenue flow over time.”

About Premier Renewable Energy Ltd. (“PRE”)

A partnership between ABW and Izzy projects, PRE's mission is to develop, construct and operate wind energy projects in Canada and the U.S. Izzy projects and ABW have developed wind energy projects in Europe, with a solid track record and significant expertise in the production and sale of green electricity.

Izzy projects is a Dutch-based wind energy project development company with over 10 years experience in developing wind energy projects around the world. ABW partnership is an Irish developer and investor in housing, wind energy and innovative farming practices. ABW and Izzy projects have been partners in the development of wind energy projects since 2001. In Ireland, the companies have developed over 100MW of wind energy projects.

About Wind Works * Zero Emission People

Our mission is to provide the opportunity for all people to participate in the development of renewable wind energy projects. We believe in making sound, environmentally conscious investments that are good for our shareholders and our planet. To eliminate one person`s carbon footprint of 10 tons each year (for Germany), it only takes a modern wind turbine 1 day by producing approx. 20,000 kilowatt hours of zero emission energy. For more information, please visit: www.windworkspower.com